Exhibit 5.1

February 1, 2016

TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, California 90401
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by TrueCar, Inc., a Delaware corporation, (the “Company”) with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 5,990,836 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 4,150,836 additional shares of Common Stock (the “2014 Plan Shares”) reserved for issuance pursuant to the TrueCar, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 1,840,000 shares of Common Stock (the “Inducement Shares” and together with the 2014 Plan Shares, the “Shares”) reserved for issuance pursuant to the TrueCar, Inc. 2015 Inducement Equity Incentive Plan (the “Inducement Plan” and together with the 2014 Plan, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati